EXHIBIT 5 & EXHIBIT 23.2



                                      September 20, 1996

Board of Directors
American Woodmark Corporation
3102 Shawnee Drive
Winchester, Virginia  22601

Gentlemen:

    We have acted as your counsel in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Registration Statement"), with respect to the offering of up to 750,000 shares of Common Stock, $1.00 par value per share of American Woodmark Corporation (the "Company") to be issued pursuant to the American Woodmark Corporation 1996 Stock Option Plan (the "Plan").

    We are familiar with the Registration Statement and have examined such corporate documents and records, including the Plan, and such matters of law as we have considered appropriate to enable us to render the following opinion. On the basis of the foregoing, we are of the opinion that:

    The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia and has the power to issue up to 750,000 shares of Company Common Stock, $1.00 par value, that are to be registered with the Securities and Exchange Commission on a Form S-8 Registration Statement. We are further of the opinion that the Common Stock being registered, when issued in accordance with the related resolutions of the Board of Directors and the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

    We consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us under the caption "Legal Opinions" in the Registration Statement.

                                      Very truly yours,



                                      /s/ MCGUIRE, WOODS, BATTLE &
                                      BOOTHE, L.L.P.